FORM 4
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Pubic Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___  Check box if no longer
subject to Section 16.
Form 4 or Form 5 obligations
may continue. See Instruction
1(b).

1.       Name and Address of Reporting Person

         Rayat,            Harmel                    S.
         ------            ------                    --
         (Last)            (First)                   (Middle)

         214-1628 West First Avenue
         --------------------------
         (Street)

         Vancouver, British Columbia V6J 1G1 CANADA
         ------------------------------------------
         (City)            (State)   (Zip)

2.       Issuer Name and Ticker or Trading Symbol    Zeta Corporation    ZETA.OB
                                                     ----------------    -------

3.       IRS or Social Security Number of Reporting Person (Voluntary)

4.       Statement for Month/Year           July 2001
                                            ---------

5.       If Amendment, Date of Original (Month/Year)

6.       Relationship of Reporting Person to Issuer (Check all applicable)

           X      Director                          X      10% Owner
         -----                                    -----

         -----    Officer (give title below)      -----    Other (specify below)

                  ------------------------


Table 1-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


                                 3.                                                 5. Amount of
                  2.             Transaction         4. Securities Acquired         Securities     6.  Ownership  7.  Nature of
                  Transaction    Code                (A) or Disposed of (D)         Beneficially   Form: Direct   Indirect
1.  Title of      Date (Month/   ---------      ------------------------------      Owned at       Direct (D)     Beneficial
Security          Day/Year)      Code   V       Amount       (A) or (D)  Price      End of Month   Indirect (I)   Ownership
--------          ---------      ----   -       ------       ----------  -----      ------------   ------------   ---------
Common            7/13/2001      P              2,233,333    A           $134,000   10,183,333     D
Stock


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

                  2. Conver-    3. Trans-   4. Trans-  5.Number of        6.Date Exer-
                  sion or       action      action     Derivative         cisable and
                  Exercise      Date        Code       Securities Ac-     Expiration
                  Price of      (Month/                quired (A) or      Date (Month/
1. Title of       Deriv-        Day/                   Disposed of (D)    Day/Year)
Derivative        ative         Year)
Security          Security                  Code  V    (A)      (D)       Date      Expira-
                                                                          Exer-     tion
                                                                          cisable   Date

NONE



1.  Title of         7. Title and Amount of   8. Price      9. Number    10.Owner-      11. Na-
Derivative           Underlying Securities    of            of Deriv-    ship           ture of
Security (con't)                              Deriv-        ative        of Deriv-      Indirect
                     Title    Amount or       ative         Secur-       ative          Bene-
                              Number of       Security      ities        Secur-         ficial
                              Shares                        Bene-        ity:           Owner-
                                                            ficially     Direct         ship
                                                            Owned        (D) or
                                                            At End       Indirect
                                                            Of Month     (I)

NONE


Explanation of Responses:

                             /s/ Harmel S. Rayat                         7/31/01
                             -------------------                         -------
                             **Signature of Reporting Person             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).